Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the Shares of Korro Bio, Inc., a Delaware corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated: November 17, 2023

PLATANUS INVESTMENT LLC

By:	/s/ Xinyi Cai
Name:	Xinyi Cai
Its:	Director

XINYI CAI

By:	/s/ Xinyi Cai
Name:	Xinyi Cai